                                                                   EXHIBIT 10.45

CONFIDENTIAL TREATMENT REQUESTED AS TO CERTAIN INFORMATION CONTAINED IN THIS
EXHIBIT 10.45 AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                  EXECUTION COPY

                  MANUFACTURING, PACKAGING AND SUPPLY AGREEMENT


                                      AMONG


                      INVERNESS MEDICAL INNOVATIONS, INC.,


                       INVERNESS MEDICAL SWITZERLAND GmbH,


                                  UNIPATH, LTD.


                                       AND


                           WARNER-LAMBERT COMPANY LLC


                                   dated as of


                                  JUNE 6, 2003

                                        1
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                  MANUFACTURING, PACKAGING AND SUPPLY AGREEMENT

     This MANUFACTURING, PACKAGING AND SUPPLY AGREEMENT dated as of June 6, 2003, by and among INVERNESS MEDICAL INNOVATIONS, INC., a Delaware corporation having its principal office at 51 Sawyer Road, Suite 200, Waltham, MA 02453, ("Innovations") for purposes of Sections 6.3, 8, 11 and 12 of this Agreement only, INVERNESS MEDICAL SWITZERLAND GMBH, a Swiss corporation, having its principal office at Bundesplatz 10, 6300 Zug, Switzerland ("Inverness") for purposes of Sections 6.2, 11 and 12 of this Agreement only, Unipath, Ltd., a United Kingdom company with its principal office at Priory Business Park, Bedford, MK 44 3UP ("Unipath") and WARNER-LAMBERT COMPANY LLC, a Delaware limited liability company, having its principal office at 201 Tabor Road, Morris Plains, New Jersey 07950 ("Warner-Lambert").

                                   WITNESSETH:

     WHEREAS, Warner-Lambert desires to have Unipath manufacture, package and supply to Warner-Lambert, Warner-Lambert's requirements of early pregnancy test kits complying with the Specifications ("EPT Product") for resale in the Territory (defined below) under the terms and conditions hereinafter set forth, and

     WHEREAS, Unipath is willing to do so under the terms and conditions hereinafter set forth, and

     WHEREAS, each of Innovations and Inverness are direct or indirect parents of Unipath and expect to derive substantial benefit from Unipath's execution of and performance under this Agreement.

     NOW, THEREFORE, in consideration of these premises and the mutual covenants, agreements, representations and warranties herein contained, the parties hereby agree as follows:

1.   DEFINITIONS

     1.1. "AFFILIATE" shall mean, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation (or other entity) if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation (or other entity), whether through the ownership of voting securities, by contract or otherwise.

     1.2. "AGREEMENT" shall mean this Manufacturing, Packaging and Supply Agreement and all Exhibits and Schedules attached hereto, as the same may be amended or otherwise modified from time to time pursuant to the terms set forth herein.

     1.3.  "ANNUAL MINIMUM" shall have the meaning set forth in Section 2.13.

     1.4. "BUSINESS DAY" shall mean any day other than Saturday, Sunday or any day on which the banks located in New York are authorized or obligated to be closed.

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     1.5.  "CGMP" shall mean all applicable standards and Laws relating to manufacturing practices for products (including ingredients, intermediates, bulk and finished products) formulated by any Governmental Authority having jurisdiction in the form of Laws, regulations, guidelines, advisory opinions and compliance policy guides and current interpretations of the authority agency, as the same may be updated, supplemented or amended from time to time.

     1.6.  "CONTRACT YEAR" shall have the meaning set forth in Section 2.13.

     1.7. "ENVIRONMENTAL LAWS" shall mean all laws, rules, ordinances, codes, regulations, governmental, administrative or judicial orders or decrees or other legal requirements of any kind, whether currently in existence or hereafter promulgated, enacted, adopted or amended, relating to pollution, contamination of the environment, safety or protection of human health and environment (including ambient air, surface water, groundwater, land or subsurface strata) and the handling, treatment, transportation or disposal of Waste, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 ET SEQ.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901 ET SEQ.; the Federal Water Pollution Control Act, 33 U.S.C. 1251 ET SEQ.; the Clean Air Act, 42 U.S.C. 7401 ET SEQ.; Occupational Safety and Health Act, 29 U.S.C. 651 ET SEQ.; any state counterparts of the foregoing; any rules, regulations, or guidances promulgated under the foregoing; and any other laws and regulations related to emissions, spills, leaks, discharges, releases and threatened releases of substances subject to regulation thereunder.

     1.8. "ENVIRONMENTAL LOSSES" shall mean any and all fines, penalties, costs, liabilities, damages, losses or expenses (including sampling, monitoring or remediation costs, liabilities based on a finding of "successor" liability, reasonable attorneys', consultants' or engineering fees and disbursements, costs of defense and interest expense) incurred by Warner-Lambert or an Affiliate of Warner-Lambert or for which Warner-Lambert or an Affiliate of Warner-Lambert is liable or obligated pursuant to any Environmental Law (a) arising out of the operation, ownership or control of Unipath's facilities, the facilities of any Affiliates of Unipath, or the facilities of any subcontractors of Unipath or its Affiliates or (b) arising from the manufacturing, generation, processing, storage, transportation, distribution, treatment, disposal or other handling of Product or materials used in the manufacture and packaging of the Product, or associated by-product, raw materials, intermediates, Wastes, Hazardous Materials, emissions, releases, spills, leaks or discharges, or returned Product, by Unipath, Affiliates of Unipath, or subcontractors of Unipath or its Affiliates, or their officers, directors, employees, agents or contractors.

     1.9. "EPT PRODUCT" shall have the meaning set forth in the recitals hereto.

     1.10. "FACILITY" shall mean Unipath's manufacturing facility located at Priory Business Park, Bedford, MK 44 3UP, and, subject to Warner-Lambert's prior qualification and written approval, approval not to be unreasonably withheld, such other facilities to be used by Unipath or its Affiliates in the manufacture, packaging and storage of Product or materials utilized in the manufacture and packaging of Product hereunder.

     1.11. "FIRM ORDER" shall have the meaning set forth in Section 2.4.3.

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     1.12. "FIRM ORDER PERIOD" shall have the meaning set forth in Section
2.4.3.

     1.13. "GOVERNMENTAL AUTHORITY" shall mean any duly authorized court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, province, county, city or other political sub-division, domestic or foreign.

     1.14. "HAZARDOUS MATERIALS" shall mean any pollutant, contaminant, hazardous or toxic substance, constituent or material and other wastes or other substances regulated under any Environmental Law and may include Product properly rejected pursuant to Section 4.12 hereof, but shall not include any other returned Product.

     1.15. "HAZARDOUS WASTE" shall mean waste arising from the manufacture and packaging of the Product that is defined as "Hazardous" by applicable federal, state, provincial or local laws, rules or regulations and may include Product properly rejected pursuant to Section 4.12 hereof, but shall not include any other returned Product.

     1.16. "IMPROVEMENTS" shall mean (a) any new or modified product that performs the same function as the Product in a better or more economical way or
(b) any new or modified product that performs the same function as the Product and costs less to manufacture than the Product.

     1.17. "INNOVATIONS" shall have the meaning set forth in the preamble hereto.

     1.18. "INTELLECTUAL PROPERTY" means the Patents and Know-How.

     1.19. "INVERNESS" shall have the meaning set forth in the preamble hereto.

     1.20. "KNOW-HOW" means any current or future manufacturing processes and information related thereto (including, without limitation, manufacturing, and inventory ordering lead-times, and procedures and vendor and other records), trade secrets, designs, industrial models, technology, technical information or data, manufacturing, engineering, and technical drawings, know-how, methodologies, formulae, concepts, inventions, improvements, copyrights, clinical data and FDA 510(k) filings related to the registration, supply marketing, use or sale of the Product.

     1.21. "LAWS" shall mean any law, statute, rule, regulation, guideline (including cGMP), ordinance or other pronouncement of any Governmental Authority having the effect of law in the United States, any foreign country or territory, or any domestic or foreign state, province, county, city or other political sub-division, including any Environmental Law.

     1.22. "PATENTS" means the patents and patent applications (and the related resulting patents) listed on Exhibit B to this Agreement and any addition, continuation, continuation-in-part, division, reissue, extension, or patent term extension of, and any substitute application for, any such patent or patent application and any other current or future patents, patent applications or patent rights related to the Product or the registration, supply, marketing, issue or sale of the Product.

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     1.23. "PERSON" shall mean any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

     1.24. "PRICE" shall mean the price to be charged by Unipath for Product supplied hereunder, as set forth on Exhibit C, as the same may be amended or otherwise modified from time to time pursuant to the terms set forth herein.

     1.25. "PRODUCT" shall mean the EPT Product in finished and packaged form.

     1.26. "PRODUCT SUPPLY DATE" shall have the meaning specified in Section 2.4.1.

     1.27. "PRODUCT UNIT" shall mean each e.p.t(R) brand early pregnancy test stick purchased by Warner - Lambert from Unipath.

     1.28. "PRODUCT WRITINGS" shall mean text, writings, artwork and documents, including without limitation, text and artwork for the Product, Product packaging and Product inserts, created by or on behalf of Warner-Lambert for the Product.

     1.29. "QUALITY AGREEMENT" shall have the meaning set forth in Section 4.14.

     1.30. "RECALL", with respect to any Product, shall mean a "recall", "correction" or "market" withdrawal, as those terms are defined in 21 CFR 7.3, as the same may be amended from time to time, and shall include any post-sale warning or mailing of information regarding such Product, including those warnings or mailings described in 21 CFR 200.5.

     1.31. "RECEIVING POINT" shall have the meaning set forth in Section 3.2.

     1.32. "RELEASE" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through the ambient air, soil, subsurface water, groundwater, wetlands, lands or subsurface strata.

     1.33. "SPECIAL WASTE" shall mean waste arising from the manufacture and packaging of the Product hereunder, including labeling that contains, or has come into contact with, the Product or raw materials, including Product properly rejected pursuant to Section 4.12 of this Agreement, rejected or unusable raw materials, disposable manufacturing equipment (including filters used in manufacturing and packaging), wash rinse and previously used or discarded protective clothing. Special Waste does not include Hazardous Waste or wastewater which is discharged under a National Pollutant Discharge Elimination System Permit or discharged to a publicly owned treatment works or returned Product not properly rejected pursuant to Section 4.12 hereof.

     1.34. "SPECIFICATIONS" shall mean the specifications for the raw materials and packaging materials used in the manufacture and/or packaging of the Product and the specifications for the manufacture, processing and packaging of the Product, including all formulae, Know-How, materials requirements, standards of quality control, quality assurance and sanitation, as mutually agreed upon in writing by Warner-Lambert and Unipath. Final

Specifications for the Product, as mutually agreed upon in writing by Warner-Lambert and Unipath, are referenced in Exhibit D. If Specifications have not yet been finalized as of the date hereof, as noted on such Exhibit, the parties shall finalize such Specifications by written agreement as soon as reasonably practicable after the date hereof.

     1.35. "START-UP ACTIVITIES" shall have the meaning set forth in Section 2.1 and Exhibit A hereof.

     1.36. "TERM" shall have the meaning set forth in Section 12.1 hereof.

     1.37. "TERM MINIMUM" shall have the meaning set forth in Section 2.13.

     1.38. "TERRITORY" means the United States, its territories and possessions.

     1.39. "UNIPATH" shall have the meaning set forth in the preamble hereto.

     1.40. "WARNER-LAMBERT" shall have the meaning set forth in preamble hereto.

     1.41. "WASTE" shall mean all wastes which arise from the manufacture and packaging of Product hereunder including Hazardous Waste and Special Waste.

     The definitions in this Section 1 shall apply equally to both the singular and plural forms of the terms defined. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Sections and Exhibits shall be deemed references to Sections of this Agreement and Exhibits to this Agreement unless the context shall otherwise require.

2.  START-UP ACTIVITIES; SUPPLY OF PRODUCT; FIRM ORDERS AND REPORTS.

     2.1. START-UP ACTIVITIES. Unipath hereby represents, warrants and agrees that:

      (a) Unipath shall comply with and complete all manufacturing and packaging start-up activities with respect to the Product, including the manufacture or ordering of all Product materials, the Product manufacturing and packaging trials, validation protocols, validation activities, written validation reports, the activities listed in Exhibit A hereto on the dates listed therein and any other activities agreed to be performed by Unipath..

      (b) Any protocols and reports prepared by Unipath relating to the Product (including any validation reports) shall be subject to Warner-Lambert's prior review and approval, such approval not to be unreasonably withheld.

      (c) Unipath shall permit a reasonable number of Warner-Lambert employees (such number to be mutually agreed by Unipath and Warner-Lambert) to observe and review the Start-Up Activities at the Facility during normal business hours and on reasonable notice subject to Warner-Lambert employees' compliance with Facility rules and regulations regarding security, health and safety. Unipath and Warner-Lambert have jointly developed or shall jointly develop a project plan to determine the timeline for the ordering and receipt of Product packaging materials

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for the Product. The validation reports produced hereunder shall be deemed confidential information of Unipath and Warner-Lambert hereunder and shall not be disclosed by either party to any third party, except as permitted under Section 11 hereof.

      (d) The activities described in this Section 2.1 are collectively referred to herein as the "Start-Up Activities".

     2.2. PURCHASE AND INSTALLATION OF EQUIPMENT, MOLDS AND TOOLING. Unipath shall be responsible for purchasing, installing, qualifying and maintaining at its Facility any and all new or used equipment, molds, tooling and/or modifications to existing equipment, molds and/or tooling necessary for the manufacturing, packaging, labeling and shipment of Product hereunder. All costs and expenses associated with such purchase, installation, qualification and maintenance shall be borne by Unipath. To the extent Warner-Lambert purchases or otherwise pays for any equipment, molds or tooling for the manufacture or packaging of Product, all such equipment, molds and tooling shall be the property of Warner-Lambert. Unipath shall use such tooling only in connection with the manufacture and packaging of the Product under this Agreement and shall not modify such tooling without the consent of Warner-Lambert. The installation, qualification and maintenance of all equipment, molds and tooling shall be conducted in accordance with all applicable Laws, and any relevant Specifications.

     2.3. AGREEMENT TO SUPPLY. During the Term of this Agreement Unipath shall manufacture, package and supply the Product to Warner-Lambert in accordance with terms of this Agreement.

     2.4.  FORECAST ; FIRM ORDERS; CHANGES TO FIRM ORDERS.

     2.4.1 Unipath will first deliver Product to Warner-Lambert, on June 6, 2004 (the "Product Supply Date").

     2.4.2 Beginning six (6) months after the date of this Agreement and continuing on each calendar month during the term of this Agreement, Warner-Lambert shall provide Unipath with written forecast of its estimated monthly purchases of the Product for the twelve (12) month period commencing with the calendar month following the month in which such forecast is delivered to Unipath (except that in the case of forecasts delivered prior to May 2004, such forecasts shall be for the twelve (12) month period beginning on the Product Supply Date). Such forecasts shall represent Warner-Lambert's commercially reasonable, good-faith estimate of its Product requirements from Unipath for such twelve (12) month period in light of then existing conditions. Except as provided in Section 2.4.3, such forecasts are for the convenience of Unipath only, shall not constitute firm purchase or shipping orders and shall not be binding upon, or create any obligation or liability with respect to, Warner-Lambert or Unipath.

     2.4.3 Beginning with the forecast delivered in May 2004, at the time each written forecast is delivered by Warner-Lambert to Unipath pursuant to Section 2.4.2, the first three (3) months of such forecast (the "Firm Order Period") shall be deemed

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           a firm order (a "Firm Order") for the Product, which Firm Order shall specify actual quantities and delivery dates for the Product for the Firm Order Period. Quantities of Product delivered pursuant to a Firm Order shall not vary more than plus or minus five percent (+/- 5%) of such Firm Order. Unipath shall deliver the Product on the delivery date specified by Warner-Lambert in the relevant Firm Order or up to fifteen (15) Business Days prior to such delivery date.
           Warner-Lambert shall be obligated to pay Unipath in accordance with
           Section 3.1, for quantities of Product produced and delivered by Unipath in accordance with the instructions contained in Warner-Lambert's Firm Orders, subject to any exceptions to Warner-Lambert's obligation to pay for such Product contained in this Agreement.

     2.4.4 Once a Firm Order is submitted to Unipath with respect to any given Firm Order Period, Warner-Lambert may reasonably vary that Firm Order by providing at least five (5) days' written notice to Unipath prior to the beginning of the month for which such Firm Order is to be varied during such Firm Order Period; PROVIDED, HOWEVER, that Unipath shall have thirty (30) days from the day of such variance notice to deliver the amount of Product that is in excess of the amount ordered by Warner-Lambert pursuant to the original Firm Order. Notwithstanding the immediately preceding sentence, in the event Warner-Lambert wishes to increase a Firm Order by greater than twenty-five percent (25%), Unipath is only required to make reasonable commercial efforts to produce such additional volume of Product for Warner-Lambert.

     2.4.5 If Warner-Lambert decreases the production volumes set forth in Warner-Lambert's Firm Orders, Warner-Lambert shall be responsible for the reasonable cost of materials for the Product purchased by Unipath and in accordance with Warner-Lambert's Firm Orders; PROVIDED, HOWEVER, that Warner-Lambert shall not be responsible for the reasonable cost of materials for (i) any materials in excess of a ninety (90) day supply unless such excess supply was specifically authorized in writing by Warner-Lambert or (ii) any materials that are or will be subsequently used by Unipath. At Warner-Lambert's option, Warner-Lambert may instruct Unipath to utilize such materials in the future supply of Product. In addition, Unipath shall use reasonable efforts to utilize such materials in the supply of Product so as to minimize the amount of such materials that remain unused.

     2.5. STANDARD FORMS. In ordering and delivering Product, Warner-Lambert and Unipath may employ their standard forms, but nothing in those forms shall be construed to modify or amend the terms of this Agreement, and, in the case of any conflict herewith, the terms of this Agreement shall control.

     2.6. QUANTITATIVE DEFECTS. Warner-Lambert shall inform Unipath in writing of any claim relating to quantitative defects in shipments of Product within thirty (30) days following actual receipt of such shipments by Warner-Lambert, and Warner-Lambert shall provide to Unipath copies of any appropriate documents relating to such defects that Warner-Lambert may

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have in its possession. Unipath shall, at its own expense, provide
Warner-Lambert with any missing quantities of such Product as soon as reasonably possible after receipt of notice from Warner-Lambert. Warner-Lambert shall only be obligated to pay for actual quantities of Product received by Warner-Lambert. Any claim for a quantitative defect which is not made within such thirty (30) day period shall be deemed to have been waived by Warner-Lambert.

     2.7. INVENTORY; CARRYING CHARGES. Unipath will keep adequate inventories of Product materials on hand or with suppliers to accommodate variations in quantities and packaging that may be reasonably required by Warner-Lambert hereunder, consistent with Section 2.4 above. In the event Unipath is required, pursuant to this Agreement, to hold inventory of non-active raw materials and/or Product for more than 180 days, Unipath shall have the right to charge Warner-Lambert for reasonable inventory carrying charges (not to exceed 9% of Unipath's cost of non-active raw materials in the held inventory) to compensate Unipath for the carrying cost of such inventory, if the existence of such inventory arose as a result of a change in sales forecast by Warner-Lambert. Such inventory carrying charges shall be periodically invoiced to Warner-Lambert, as incurred, together with suitable back up information evidencing the carrying charges and Warner-Lambert shall pay such invoices within thirty (30) days after receipt.

     2.8. NO THIRD PARTY CONFLICTS. Unipath shall not manufacture or process goods for itself or a third party where to do so will, as a consequence, delay delivery of Warner-Lambert's identified requirements of Product (including any reasonable increases in Warner-Lambert's delivery requirements thereof pursuant to the terms of Section 2.4 hereof).

     2.9. PRODUCT SAMPLES. Unipath shall provide Warner-Lambert with samples of the Product (other than retention samples) promptly upon request. Such Product samples shall be shipped to Warner-Lambert in accordance with the provisions set forth in Section 3.2 hereof, and Warner-Lambert shall pay the Price for such Product in the manner described in Section 3.3.

     2.10. ALTERNATIVE SUPPLY. Notwithstanding the provisions of Section 2.11, if at any time during the Term of this Agreement Unipath does not for a period of thirty (30) days or more, or anticipates that it will not, fill the total monthly Product volume required by Warner-Lambert's forecasts, or the Product supplied by Unipath does not meet or comply with the Specifications for a period of thirty (30) days or more, Unipath must (a) procure from a third party quantities of Product sufficient to replace any quantities of Product which Unipath cannot or will not supply, or (b) otherwise provide for an alternative source of Product. Unipath shall promptly notify Warner-Lambert in the event that it cannot or will not meet forecasted volumes, or in the event Product does not meet or comply with Specifications. Unipath shall use its best efforts with Warner-Lambert to resolve such problems during the thirty (30) day period. Unipath and its Afiliates shall cooperate with, and supply all reasonable technical assistance, including, without limitation, technical personnel, at Unipath's expense, to any alternate supplier, and shall assist in the disclosure of Intellectual Property to such supplier and such supplier shall have complete access to and use of such Intellectual Property during the period Unipath shall be unable or unwilling to supply Product, or the Period during which the Product fails to meet Specifications; PROVIDED THAT any alternate supplier to whom Unipath or its Affiliates must disclose Intellectual Property in accordance with this Section 2.10, shall be required to execute a confidentiality agreement prior to disclosure. If Unipath does not provide an acceptable alternative source of supply within 60 days of the first date (x) Unipath was unable or unwilling to supply Product, or (y) the Product failed to meet Specifications, in addition to any other rights it may have hereunder or at law, Warner-Lambert may terminate this agreement in accordance with Section
12.2. Each of Inverness and Unipath shall indemnify Warner-Lambert, its Affiliates and their directors, officers, agents, consultants and employees for the aggregate losses, including an increase in the price paid by Warner-Lambert to a third-party supplier of the substitute product in connection with the exercise of its rights under this SECTION 2.10. The parties agree that the indemnification procedures set forth in Section 8.4 shall be followed by the parties with respect to the foregoing indemnification.

     2.11. *****

     2.12. UNIPATH RESTRICTION ON MANUFACTURE. Unipath shall, and shall cause its Affiliates to, comply with applicable Law as it applies to manufacturing, marketing, packaging or selling products (i) similar to the Product using all or any portion of Warner-Lambert's customized design format, or (ii) using packaging and/or tradedress materials that make comparisons to or are substantially similar to the Product and/or Warner trademarks, packaging or tradedress materials. Warner-Lambert has reviewed the products and packaging listed on Schedule A attached hereto, in the form provided by Inverness as of the date hereof, and acknowledges that none of such products or packaging infringe the tradedress of the Product or Warner-Lambert's trademarks. Any claim or dispute arising out of or in connection with this Section 2.12 shall be referred to and finally resolved by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be three, all of which shall be neutral. The arbitrators shall be selected from the AAA's National roster of Arbitrators through selection procedures administered by the AAA within 15 Business Days from commencement of the arbitration. The place of arbitration shall be New York, New York. The language to be used in the arbitral proceedings shall be English. The tribunal shall apply the substantive law of New York, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Prior to commencement of arbitration, emergency relief is available from any court to avoid irreparable harm. The award of the arbitration tribunal shall be final and judgment upon such an award may be entered in any competent court for judicial acceptance of such an award and an order of enforcement. Until the judgment of the arbitration tribunal has been rendered, neither party may claim that there has been a breach of this Agreement based on
Section 2.12.

     2.13. MINIMUM PURCHASE REQUIREMENTS; PRICE REDUCTIONS; VOLUME DISCOUNTS.

***** REPRESENTS TEXT OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

     (a) *****

ANNUAL PERIOD                             PURCHASE REQUIREMENT
--------------------------------------------------------------------------------
First Contract Year                       ******
--------------------------------------------------------------------------------
Second Contract Year                      ******
--------------------------------------------------------------------------------
Third Contract Year                       ******
--------------------------------------------------------------------------------
Fourth Contract Year                      ******
--------------------------------------------------------------------------------
Fifth Contract Year                       ******
--------------------------------------------------------------------------------

     (b) Subject to Section 12, at the end of the Fifth Contract Year, Warner-Lambert shall pay Unipath an amount equal to ****** multiplied by the number that is equal to ****** million less the aggregate number of Product units purchased by Warner-Lambert during the Term (the "Term Minimum").

     (c) Any minimum purchase payment due under this Section for a Contract Year shall be calculated by Unipath within sixty (60) days of the end of the relevant Contract Year and invoiced to Warner-Lambert and shall be paid by Warner-Lambert in the same manner as invoices issued pursuant to Section 3.3.

     (d) As of the date all Warner-Lambert purchases made pursuant to this Agreement add up to ****** million Product units, the Price of the Product shall be reduced for the remainder of the Term as set forth in Section II of Exhibit C.

     (e) If Warner-Lambert purchases Product units from Unipath, an Affiliate of Unipath or any party licensed by Unipath or its Affiliates to manufacture or sell the Product, at or above the volumes set forth below during any Contract Year, the Product Price set forth on Exhibit C shall be reduced for all Product purchased during such Contract Year in accordance with the table below. Warner - Lambert agrees to order only the amount of Product it believes in good faith is

****** REPRESENTS TEXT OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION necessary to meet demand from its customers, and shall not order additional Product in order to qualify for the volume discounts provided for in this
Section 2.13(e).

                  PRODUCT UNITS PURCHASED                    PRICE REDUCTION
--------------------------------------------------------------------------------
******                                                       ******
--------------------------------------------------------------------------------
******                                                       ******
--------------------------------------------------------------------------------
******                                                       ******
--------------------------------------------------------------------------------
******                                                       ******
--------------------------------------------------------------------------------

3. PRICE; PAYMENT; SHIPPING INSTRUCTIONS.

     3.1. DETERMINATION OF PRICES; COST OF MATERIALS. The Price to be paid to Unipath by Warner-Lambert for the manufacture, packaging and supply of the Product, shall be as set forth in Exhibit C, subject to the adjustments described elsewhere in this Agreement. Such Price includes any costs relating to Unipath's compliance with the quality provisions of this Agreement and the provisions of the Quality Agreement. *****

     3.2. SHIPPING INSTRUCTIONS; RISK OF LOSS. Unipath shall deliver Product ordered by Warner-Lambert pursuant to Section 2.4, CIP (named destination) as defined in the Incoterms 2003 to Warner-Lambert's designated facilities (the "Receiving Point"). Unipath shall be responsible for designating the carrier(s) and negotiating terms for shipment of the Product and shall bear the cost of freight, including shipping insurance, relevant custom duties, import and export fees, taxes and all other charges applicable to the Product until it is delivered by Unipath to the Receiving Point. Warner-Lambert shall assume all risk of the loss for the Product upon delivery by a carrier to the Receiving Point. Unipath shall be responsible for and hereby agrees to store and ship Product consistent with the Product's labeling until delivered to the Receiving Point. Warner-Lambert shall be responsible for and hereby agrees to store and ship Product consistent with the Product's labeling after it is delivered to the Receiving Point.

     3.3. INVOICES; QUANTITIES. Unipath shall submit invoices to Warner-Lambert for all shipments of Product hereunder upon delivery of such Product to Warner-Lambert's loading dock (which invoices shall be directed by Unipath to Warner-Lambert's Accounts Payable Department at such locations as Warner-Lambert may instruct from time to time), and such invoices shall be payable within thirty (30) days of the date on which the invoice submitted by Unipath is received by Warner-Lambert. Invoices shall be payable in U.S. dollars

****** REPRESENTS TEXT OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

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     3.4.  TAXES. The Prices set forth in Exhibit C shall include sales, use, consumption, or excise taxes of any taxing authority. Unipath and its Affiliates hereby indemnify Warner-Lambert against, and shall reimburse Warner-Lambert for, any expenditure Warner-Lambert may be required to make as a result of Unipath's failure to pay such taxes or other governmental charges to the relevant taxing authorities.

4. QUALITY CONTROL; ACCESS; INSPECTION; SAMPLES.

     4.1. SPECIFICATIONS. Unipath shall supply the Product to Warner-Lambert in accordance with the Specifications which may be modified or changed only by the mutual written agreement of the parties. To the extent that such modification or change results in an increase or decrease in the cost of manufacturing any Product, the parties shall jointly examine and mutually agree upon the consequences thereof and shall make an appropriate increase or decrease to the purchase price of such Product arising from such modification or change. At least four (4) weeks prior notice to the other party is required for any requested Specifications change; provided, however, that if any requested Specifications change requires additional regulatory approval(s), the implementation of such requested change shall in no event be required until four
(4) weeks after such approval(s) have been obtained. Warner-Lambert shall not withhold consent to Specification changes proposed by Unipath for the primary purpose of terminating this Agreement.

     4.2. STORAGE REQUIREMENTS. Unipath shall store all materials and Product in accordance with the Specifications in a clean and dry area, in facilities with insect and rodent pest controls to assure no contamination. Pest control measures by Unipath must include adequate cleaning of the facility, control of food and drink, protection of Product from the environment, monitoring of flying and crawling pest, and logs detailing findings and actions taken. Unipath's pest control program must be described in written procedure. Failure to maintain an adequate pest control program shall constitute a material breach of this Agreement. Storage and handling of all materials and Product shall be in accordance with the provisions of all applicable Laws and the quality control programs and standards set forth in the Specifications. Bulk Product and other materials utilized by Unipath in connection with the manufacturing, processing and packaging of the Product shall be used by Unipath on a first in, first out basis and shall not be used by Unipath beyond the shelf life required under applicable Laws or as designated in the Specifications.

     4.3. NONCONFORMING MATERIALS. Unipath shall not use any packaging or other Product materials that do not comply with the Specifications or Laws. Unipath shall promptly contact Warner-Lambert, c/o Warner-Lambert's Quality Assurance Department or such other persons or departments as Warner-Lambert may instruct, in the event that Unipath anticipates making changes to any such material or in the event Unipath considers any such material to be nonconforming or unacceptable. If Unipath uses any non-conforming Product material without prior written approval by Warner-Lambert, Unipath shall be responsible for all losses, costs and expenses suffered or incurred by Warner-Lambert as a result of such use and any expenses incurred by Unipath in the correction thereof regardless of any involvement Warner-Lambert may have had in connection with such material including supplying or purchasing Product materials or designating approved suppliers; PROVIDED THAT, except for visually observable defects, Unipath shall have no responsibility for any non-conformity of Product materials at the time received by Unipath.

     4.4. QUALITY TESTS AND CHECKS. Unipath shall perform all in-process and finished product tests or checks required by the Specifications or applicable Laws. For purposes of this Agreement, such tests shall be considered routine and shall be performed at Unipath's expense; PROVIDED THAT, in the event that Warner-Lambert requests any tests in addition to the foregoing, Warner-Lambert shall compensate Unipath for the cost of such additional tests in accordance with a method to be mutually determined. All tests and test results shall be performed, documented and summarized by Unipath in accordance with the Specifications and applicable Laws. All costs associated with changes to the Specifications made as a result of changes to applicable Laws after the date hereof which affect the Specifications and which are mutually agreed by the parties shall be pwassed on to Warner-Lambert on a dollar-for-dollar basis.

     4.5. PRODUCTION CODES; RECORDS. Unipath shall maintain detailed records on Product material usage and finished Product production, including code dates and shipping information relating to Product, in order that Product can be easily traced in case of a Recall. Such records shall also comply with any additional instructions issued by Warner-Lambert and mutually agreed by the parties. Unipath's Product records shall be sufficient such that Unipath shall be capable of responding to Product inquiries by Warner-Lambert within one (1) Business Day of notification, including providing the code date and the location of the Product in question.

     4.6. RECALLS. Unipath must comply and assist with any Recall initiated by Warner-Lambert. Unipath may not initiate a Recall if Warner-Lambert objects to such Recall, except to the extent, in the reasonable opinion of Unipath's counsel, Unipath is required to do so by law. Warner-Lambert shall have sole responsibility for managing any Recall of the Product, PROVIDED THAT, Warner-Lambert shall consult with Unipath prior to initiating any Recall for which it appears that Unipath might bear the expense pursuant to the last sentence of this Section 4.6. All communications with parties other than the United States Food and Drug Administration, in connection with any Recall, shall come solely from Warner-Lambert. Upon receiving from any authority having jurisdiction any direction to Recall any Product from the market, the receiving party shall immediately notify the other party in accordance with the terms hereof. To the extent any Recall results solely from the negligence, willful misconduct or breach of this Agreement by Unipath, the cost of implementing any such Recall shall be borne by Unipath.

     4.7. MAINTENANCE OF FACILITY AND EQUIPMENT. Unipath shall maintain all equipment, tooling and molds used in the manufacture, packaging and supply of Product hereunder in good operating condition and shall maintain the Facility and such equipment, tooling and molds in accordance with, or shall exceed, all requirements set forth in the Specifications and all applicable Laws. In the event Unipath fails or anticipates it will fail to meet any of the foregoing requirements relating to Unipath's maintenance of the Facility or such equipment, tooling or molds, or in the event Unipath receives any notice from any Governmental Authority with respect to its maintenance of, or failure to maintain, the Facility or such equipment, tooling or molds, Unipath shall promptly notify Warner-Lambert, c/o Contract Operations Group of Warner-Lambert's Quality Assurance Department (or such other person as Warner-Lambert may direct), provide copies of such notice to Warner-Lambert and, if such notice relates specifically to the Product, provide a copy of Unipath's response for Warner-Lambert's review.

     4.8. INSPECTIONS AND AUDITS. Warner-Lambert shall have access to Unipath's Facility for the purpose of conducting inspections, performing quality control audits or witnessing the processing, storage or transportation of Product or materials related to or used in the manufacture or packaging of Product, and Warner-Lambert shall have access to the results of any Product tests performed by Unipath or at Unipath's direction. Warner-Lambert shall also be permitted to audit that portion of Unipath's books and records pertaining to the packaging and supply of Product under this Agreement to the extent reasonably necessary to verify Unipath's compliance with its production and packaging obligations under this Agreement; PROVIDED THAT such audit shall not include a review of financial information. Unipath shall use its commercially reasonable best efforts to ensure that Warner-Lambert has similar access to the facilities, data and records of Unipath's suppliers or agents. Such inspections do not relieve Unipath of any of its obligations under this Agreement or create new obligations on the part of Warner-Lambert. Inspections and audits by Warner-Lambert personnel hereunder shall be conducted to the extent reasonably required by Warner-Lambert and upon reasonable notice, during normal business hours and in compliance with the confidentiality provisions set out in Section 11 hereof and Unipath's rules and regulations relating to Facility security, health and safety.

     4.9. RETENTION OF SAMPLES AND RECORDS. Unipath shall retain, and upon request by Warner-Lambert make available to Warner-Lambert, (a) copies of the quality control records maintained in accordance with Section 4.5 and otherwise in relation to the Product, (b) copies of testing results of all the tests performed in relation to the Product and (c) samples of the materials used in the processing and packaging of the Product to the extent reasonably requested by Warner-Lambert or required by applicable Laws. All quality control and assurance records will be maintained by Unipath for a minimum of one (1) year following the Product expiration date or such other longer time period as may be required by applicable Laws.

     4.10. GOVERNMENT INSPECTIONS, SEIZURES AND RECALLS. If the United States Food and Drug Administration or any other Governmental Authority makes an inspection at Unipath's premises which involves any function performed by Unipath which has application to any Product, or seizes Product or requests a recall of Product, Warner-Lambert's Quality Assurance Department, or such other person or group as Warner-Lambert may designate, shall be notified within twelve
(12) hours and Unipath shall take such actions as may be required under the Specifications. Unipath shall promptly send retained samples of Product seized by such authority and duplicate reports relating to such inspections to Warner-Lambert, c/o Warner-Lambert's Quality Assurance Department.

     4.11. LEGAL AND REGULATORY FILINGS AND REQUESTS. Unipath and Warner-Lambert shall cooperate and be diligent in responding to all requests for information from, and in making all required filings with, regulatory authorities having jurisdiction to make such requests or require such filings. Unipath shall obtain and comply with all licenses, consents, permits and regulations which may from time to time be required by appropriate legal and regulatory authorities with respect the performance of its obligations hereunder.

     4.12. REJECTION OF PRODUCT/LATENT DEFECTS. Warner-Lambert shall have the right to give Unipath written notice of rejection of any shipment of Product that in whole or in part breaches Unipath's warranties, covenants and obligations under this Agreement; which notice shall be given promptly, and in any event within thirty (30) days, after discovery of such breach. *****
The expense for such testing and for any costs associated with the destruction of such Product shall be borne by Warner-Lambert except to the extent it is determined that Unipath is responsible for such failure or breach. At Warner-Lambert's option, Unipath shall replace Product which does not conform with Unipath's warranties under this Agreement as soon as reasonably possible, taking into account Warner-Lambert's production schedule as communicated pursuant to Section 2 hereof. Warner-Lambert shall have the right to setoff any refund due Warner-Lambert on account of rejected Product against invoices otherwise due or which become due to Unipath. The provisions of this Section 4.12 shall survive termination of this Agreement with respect to Product packaged by Unipath that is received or sold by Warner-Lambert subsequent to the termination or expiration of this Agreement but prior to any last sale date on the Product(s) labels(s), provided, that subsequent to the termination or expiration of this Agreement, Warner-Lambert, in lieu of having Unipath replace such rejected Product, may elect to have Unipath reimburse Warner-Lambert for the purchase price actually paid for such Product.

     4.13. COMPLAINTS. In connection with any Product complaints forwarded by Warner-Lambert to Unipath, Unipath shall conduct all necessary reviews of records and testing of such Product and investigate such complaint, at no additional cost to Warner-Lambert, all in accordance with the Quality Agreement (as hereinafter defined).

     4.14. QUALITY AGREEMENT. Simultaneously with the execution of this Agreement, Warner-Lambert and Unipath have entered into a Quality Agreement which further details the quality assurance obligations and responsibilities of the parties with respect to the Product ("Quality Agreement").

****** REPRESENTS TEXT OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

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     4.15. HEALTH AND SAFETY PROCEDURE. Unipath shall be solely responsible for implementing and maintaining health and safety procedures for the manufacture, packaging and handling at the Facility of the raw materials, Hazardous Materials, Waste, packaging components and Product as provided herein. Such procedures shall comply with all applicable Environmental Laws. Warner-Lambert shall have no responsibility for developing, implementing or overseeing Unipath's health and safety program.

     4.16. TRAINING. Unipath shall educate and train all affected employees and contractors about the potential hazards associated with the handling of the Hazardous Materials, Waste, and the manufacture, packaging, analyzing and handling of the Product and the raw materials and packaging components, and on the proper use of engineering controls, process equipment and appropriate personal protective equipment. Warner-Lambert shall have no responsibility for educating, training or ensuring knowledge of any Unipath employees and contractors about the potential hazards associated with the handling of any Hazardous Materials, packaging components, Waste and the analyzing, handling, manufacturing and packaging of the Product, and on the proper use of engineering controls, process equipment and appropriate personal protective equipment. Warner-Lambert shall, however, provide Unipath with all material safety data sheets, occupational exposure limits or standards relating to the manufacture of the Product, or other safety-related information to the extent such information is available.

5. ENVIRONMENTAL MATTERS

     5.1. WASTE MATERIALS. The generation, collection, storage, handling, disposal, transportation and Release of all Hazardous Materials and Waste shall be the responsibility of Unipath and the cost for providing such services shall be borne exclusively by Unipath. As part of the services, Unipath shall collect, handle, package, label and store, treat or dispose of Hazardous Materials and Waste, in a proper and lawful manner, and shall comply with all Laws governing such activity. All Waste generated as a result of the manufacturing process shall be handled and disposed of by Unipath using onsite environmental systems, or, at Unipath's option, through a responsible waste contractor. Unipath, with Warner-Lambert's cooperation, shall be responsible for developing and implementing all procedures necessary to prevent diversion of Product and any labeling materials from the waste stream, including rendering the Product unsalable. Unipath shall immediately notify Warner-Lambert by telephone at such number as Warner-Lambert may specify by written notice to Unipath and Warner-Lambert's Corporate Security at 212-573-7900 if at any time it believes that the Product or any labeling materials have been lost or stolen.

     5.2. ENVIRONMENTAL PERMITS, LICENSES AND AUTHORIZATIONS. Unipath shall be responsible for obtaining and shall obtain all necessary environmental or other licenses, certificates, approvals or permits from Governmental Authorities and any private permissions, whether original documents or modifications to existing documents, which are necessary to perform the services in connection with the manufacture and packaging of the Product and shall provide copies thereof to Warner-Lambert upon request by Warner-Lambert. Unipath shall provide Warner-Lambert with immediate verbal notice, confirmed in writing within two (2) Business Days, in the event of revocation or modifications of any license, certificate, approval or permit which in any way materially impacts Unipath's ability to provide services or use the Facility to manufacture the Product as set forth herein.

     5.3. HAZARDOUS AND SPECIAL WASTES. In the event any current or future raw materials, packaging components, finished product or wastes resulting from the manufacture of the Product hereunder are deemed Hazardous Waste or Special Waste, Unipath shall be responsible for obtaining all necessary environmental or other licenses, certificates, approvals or permits from Governmental Authorities and any private permissions which are necessary in connection with the proper handling, storage, treatment or disposal of such Hazardous Waste or Special Waste generated as a result of the manufacture and packaging of the Product in the Facility. All costs and expenses relating to the proper handling, storage, treatment or disposal of such Hazardous Waste or Special Waste, including the cost of obtaining any required licenses, certificates, approvals or permits (or permit modifications) shall be borne solely by Unipath; provided, however, in the event that any change in law (including, without limitation, any Environmental Law) after the date of this Agreement results in a requirement for any additional or new license, certificate, approval or permit (or permit modification), the costs of obtaining the same shall be equitably allocated between the parties by mutual agreement. Unipath shall also prepare and execute, as the generator of the Hazardous Waste or Special Waste, all shipping documents and waste manifests required under applicable Environmental Laws and shall maintain all records for the term and in the manner required by all applicable Environmental Laws with respect to the Hazardous Waste or Special Waste.

     5.4. HAZARDOUS OR SPECIAL WASTE DISPOSAL. Unipath or a Hazardous Waste or Special Waste contractor contracted by Unipath and authorized to handle, transport and dispose of the Hazardous Waste or Special Waste, as the case may be, shall handle, package and label the Hazardous Waste and Special Waste in a lawful and proper manner, and shall comply with all Laws governing such activity. Both Unipath or the contractor, as the case may be, and the disposal facility shall be duly licensed and authorized to handle the Hazardous Waste or Special Waste, as the case may be. Unipath agrees to make, or cause to be made, periodic and timely pick-ups of the Hazardous Waste and Special Waste and shall not allow such Waste to remain on-site for any period of time in excess of that required by Environmental Laws or as required in order to abate a safety or health hazard arising from the Hazardous Waste or Special Waste.

6. REPRESENTATIONS AND WARRANTIES; ADDITIONAL COVENANTS.

     6.1. REPRESENTATIONS AND WARRANTIES OF UNIPATH. Unipath hereby represents, warrants and covenants to Warner-Lambert that:

      (a) all corporate action on its part and on the part of each of its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder has been taken;

      (b) this Agreement is the legal, valid and binding obligation of Unipath, enforceable against it in accordance with its terms;

      (c) neither the execution and delivery of this Agreement nor the performance of the obligations contemplated hereby will; (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of or result in the acceleration of any obligation under, or constitute a default under any provision of Unipath's Articles of Incorporation or By-laws or any contract or any other obligation to which Unipath is a party or under which Unipath is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any Governmental Authority, against, or affecting or binding upon, Unipath or upon the securities, property or business of Unipath, or (iii) constitute a violation by Unipath of any applicable law or regulation of any jurisdiction as such law or regulation relates to Unipath or to the property or business of Unipath;

      (d) the Facility is in substantial compliance with all applicable Laws with respect to its obligations under this Agreement, and that there are no circumstances or conditions known to it that would reasonably be expected to prevent such compliance from continuing during the Term, including interference with Seller's ability to manufacture or supply the Product;

      (e) the Product furnished by Unipath to Warner-Lambert under this Agreement (i) shall be of the quality specified in, and shall conform with, the Specifications, and (ii) shall be manufactured, processed, packaged, stored and delivered in conformity with the Specifications and all applicable Laws, and
(iii) shall not contain any material provided by or on behalf of Unipath, which material has not been used or stored in accordance with the Specifications, any quality assurance standards contained in this Agreement and/or the Quality Agreement as of the date hereof, and any such standards that may be later developed by Warner-Lambert and agreed to by Unipath, agreement by Unipath not to be unreasonably withheld, quality standards instructed by the supplier of such material and all applicable governmental standards;

      (f) Unipath has not and will not use any materials that would cause the Product to be adulterated within the meaning of Section 501 of the Food, Drug and Cosmetic Act, as amended (the "Act"); and further, the Product shall not be misbranded within the meaning of the Act; provided, however that with respect to any copy approved by Warner-Lambert, Warner-Lambert shall bear responsibility for such copy.

      (g) Unipath is free to enter into this Agreement and it has, and will continue to have, the legal power, authority and right to perform its obligations under this Agreement;

      (h) Unipath has, and shall have, sufficient rights to the Intellectual Property to perform its obligations hereunder.

     6.2. REPRESENTATIONS AND WARRANTIES OF INVERNESS. Inverness hereby represents, warrants and covenants to Warner-Lambert that:

      (a) all corporate action on its part and on the part of each of its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder has been taken;

      (b) this Agreement is the legal, valid and binding obligation of it, enforceable against it in accordance with its terms;

      (c) neither the execution and delivery of this Agreement nor the performance of the obligations contemplated hereby will; (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of , or result in the acceleration of any obligation under, or constitute a default under any provision of Inverness's Articles of Incorporation or By-laws or any contract or any other obligation to which Inverness is a party or under which Inverness is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any Governmental Authority, or affecting or binding upon, Inverness or upon the securities, property or business of Inverness, or (iii) constitute a violation by Inverness of any applicable law or regulation of any jurisdiction as such law or regulation relates to Inverness or to the property or business of Inverness;

      (d) it has, and shall have, sufficient rights to the Intellectual Property to perform its obligations hereunder;

      (e) it is free to enter into this Agreement and it has, and will continue to have, the legal power, authority and right to perform it obligations under this Agreement;

      (f) there are no misuses of the Patents by Inverness or its Affiliates or misappropriation of the Intellectual Property by Inverness or its Affiliates;

      (g) the manufacture, sale or use of the Product does not infringe any third-party patents as of the date hereof, and none of the manufacture, sale or use of any Product delivered pursuant to this Agreement will, if presented in a proper proceeding brought before a court of competent jurisdiction, infringe any claim of any patent (i) issued as of the date of this Agreement, and (ii) owned by a third party;

      (h) there are no claims or actions, pending or threatened against or affecting Inverness or it Affiliates which would be expected to adversely affect the Product or the Intellectual Property, or prevent Inverness from performing its obligations under this Agreement; and

      (i) Inverness or its Affiliates have acquired all third-party licenses, approvals, permissions and authorizations required to manufacture and sell the Product to Warner-Lambert and all such licenses, approvals, permissions and authorizations will remain valid during the Term.

     6.3. REPRESENTATIONS AND WARRANTIES OF INNOVATIONS. Innovations hereby represents, warrants and covenants to Warner-Lambert that:

     (a) all corporate action on its part and on the part of each of its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder has been taken;

     (b) this Agreement is the legal, valid and binding obligation of Innovations, enforceable against it in accordance with its terms;

     (c) neither the execution and delivery of the Agreement nor the performance of the obligations contemplated hereby will: (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of or result in the acceleration of any obligation under, or constitute a default under any provision of Innovations Articles of Incorporation or By-laws or any contract or other obligation to which Innovations is a party or under which Innovations is subject or bound; (ii) violate any judgment, order, injunction, decree or award of any Governmental Authority, against, or affecting or binding upon, Unipath or upon the securities, property or business of Innovations; or (iii) constitute a violation by Innovations of any applicable Law or regulation of any jurisdiction as such Law or regulation relates to Innovations or to the property or business of Innovations; and

     (d) Innovations is free to enter into this Agreement and it has, and will continue to have, the legal power, authority and right to perform its obligations under this Agreement.

     6.4. REPRESENTATIONS AND WARRANTIES OF WARNER-LAMBERT. Warner-Lambert hereby represents, warrants and covenants to Unipath that:

      (a) all corporate action on its part and on the part of each of its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder has been taken.

      (b) this Agreement is the legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

      (c) neither the execution and delivery of this Agreement nor the performance of the obligations contemplated hereby will; (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of Warner-Lambert's Articles of Incorporation or By-laws or any contract or any other obligation to which Warner-Lambert is a party or under which Warner-Lambert is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any Governmental Authority against, or affecting or binding upon, Warner-Lambert or upon the securities, property or business of Warner-Lambert, or (iii) constitute a violation by Warner-Lambert of any applicable law or regulation of any jurisdiction as such law or regulation relates to Unipath or to the property or business of Warner-Lambert.

     6.5. COMPLIANCE WITH LAWS. Unipath represents, warrants and covenants that as of the date hereof (a) Unipath is, and during the term of this Agreement Unipath shall continue to be, in full compliance with all applicable Laws including all applicable labor and employment laws and Environmental Laws; and
(b) Unipath holds all licenses, permits and similar governmental authorizations necessary or required for Unipath to conduct its operations and business. All references in this Agreement to applicable Laws shall include the proposed United States federal rule for current good manufacturing practices for the manufacture, packing or holding of medical devices.

     6.6. NOTICE OF MATERIAL EVENTS. Unipath hereby agrees to notify Warner-Lambert promptly of any actual or anticipated events which are reasonably likely to have, a material adverse effect on the Product or on Unipath's ability to produce Product in accordance with the provisions set forth herein, including any labor difficulties, strikes, shortages in materials, plant closings and other interruptions in activity.

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  7. OWNERSHIP; TRADEMARKS; PROPRIETARY INFORMATION.

      7.1. OWNERSHIP OF INTELLECTUAL PROPERTY.

  Warner-Lambert acknowledges that except for its design patent No. USD 383549 , all of the Intellectual Property currently involved in the manufacturing process and function of the Product, as between Unipath and its Affiliates on the one hand, and Warner-Lambert and its Affiliates on the other hand, is the property of Unipath and its Affiliates.

      (b) If any Improvements or modifications to the Product ("Inventions") are developed by Warner-Lambert and are patentable, Warner -Lambert may elect to file applications for patents for such Inventions prior to disclosing them to Unipath, in which event such Inventions ("WL Inventions") shall be the exclusive property of Warner-Lambert and shall treated as Information subject to Section 11 by Unipath and its Affiliates. The parties recognize that Inventions may arise as a result of interactions between the parties, and that there may be uncertainty as to the role of various individuals in conceiving of such inventions. In order to reduce controversy with regard to the ownership of Inventions other than WL Inventions, if and Inventions are disclosed by Warner-Lambert to Unipath prior to the filing for a patent application for such Inventions ("Assigned Inventions"), whether developed jointly by the parties or exclusively by Warner-Lambert, (i) they shall be the exclusive property of Inverness subject to the license in clause (ii) immediately below, (ii) Warner-Lambert shall have a perpetual, fully-paid, royalty-free, non-exclusive license to manufacture, sell and use products incorporating Assigned Inventions, without the right to assign or sublicense; provided that Warner-Lambert may assign or sublicense such license to its Affiliates and parties using products sold by Warner-Lambert shall be licensed for the use of such product and parties manufacturing product for sale by Warner-Lambert shall be licensed for the manufacture of such product, (iii) Inverness shall be entitled to file applications for patents and develop Assigned Inventions, and (iv) Warner-Lambert shall cooperate as reasonably requested by Inverness to protect Inverness' rights in Assigned Inventions. If Unipath or its Affiliates intend to include an Assigned Invention in any pregnancy test kit, it shall offer to include such Assigned Invention in the Product as contemplated by this Agreement, and if Warner-Lambert accepts such offer within thirty (30) days, Unipath and its Affiliates will not use the Assigned Inventions except for Warner-Lambert's sole benefit for a period of one year from the date Product incorporating such Assigned Invention is shipped by Warner-Lambert to its customer. Any trademarks, trade names, brand names, slogans, logos, copyrights, trade dress, and goodwill associated with the Product shall be the sole and exclusive property of Warner-Lambert. None of Unipath and its Affiliates shall have any right or license to use any such rights at any time before, during or after the Term of this Agreement, except as necessary for the manufacture, processing, packaging and supply of Product to Warner-Lambert hereunder. Except as provided above in this subparagraph (b), technology or information owned by Warner-Lambert or provided by Warner-Lambert to Unipath or its Affiliates in connection with this Agreement shall not be (i) used by Unipath or its Affiliates in the manufacture of any product or (ii) disclosed or made available to any customers of Unipath or its Affiliates, or other third parties. All such information shall be deemed confidential information subject to the provisions of Section 11. Any Product Writings and Inventions relating to an ornamental design feature of the Product that are protectable as intellectual property rights (whether protectable under a design patent, copyright, or trademark or as trade dress, trade secret or otherwise), including, without limitation, ornamental design features related to the look and feel of the Product and Intellectual Property related thereto ("Warner-Lambert Inventions") developed by Unipath or its Affiliates shall be the sole and exclusive property of Warner-Lambert only as to such ornamental design feature. Unipath shall promptly prepare and file with Warner-Lambert in relation to any Warner-Lambert Invention, any invention records or memoranda requested by Warner-Lambert at Warner-Lambert's expense. For the avoidance of doubt, with respect to any Invention incorporated into a Product, the parties confirm that Warner-Lambert has been granted royalty-free, irrevocable and exclusive right and license to market, promote, sell, offer for sale and import, export Product supplied by Unipath incorporating the foregoing Inventions. All licenses granted pursuant to this paragraph (b) shall survive the expiration and termination of this Agreement.

      (c) If Warner-Lambert conducts a study that results in an additional Product claim , none of Unipath and its Affiliates may use a similar claim for other products that they manufacture for themselves or a third party; PROVIDED THAT, if Unipath or its Affiliates already have a similar study in development as of the date Warner-Lambert notifies Unipath (in accordance with Section 14.1) of any additional Product claim, and Unipath notifies Warner-Lambert (in accordance with Section 14.1) of such study within two (2) weeks and documents the existence of the same through Unipath's internal written files, Unipath and its Affiliate may continue to conduct its own study and make similar claims for products it manufactures for itself or a third party, but only to the extent Unipath's or its Affiliate's independent study fully supports such claim . At no time may Unipath or its Affiliates rely on or make reference to any Warner-Lambert study or claim in relation to any product it manufactures for itself or a third party.

      (d) Subject to 7.1(a), it is agreed that Warner-Lambert is the sole owner of any and all Specifications supplied or paid for by Warner-Lambert, and none of Unipath and its Affiliates shall use any such Specifications except in connection with performance under this Agreement.

      (e) ******.

      (f) Each party will assist the other party in the procurement, maintenance, protection, assignment and enforcement of the other party's rights with respect to the Inventions, including without limitation, patents, certificates of invention, copyrights and trademarks. In addition, each party will, upon the other party's reasonable request, promptly deliver to such other party (without charge) executed assignments or other instruments and do such other acts as may reasonably be

****** REPRESENTS TEXT OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION deemed necessary or desirable by other such party to protect such other party's rights with respect to the Inventions and Warner-Lambert's Inventions.

      (g) Unipath acknowledges that all Product Writings shall be owned exclusively by Warner-Lambert. Unipath and its Affiliates hereby assign to Warner-Lambert all right, title and interest in perpetuity throughout the world, in and to said Product Writings created by or on behalf of Unipath, including without limitation, the copyrights therein and all renewals and extensions thereof.

      (h) The provisions of Sections 7.1(b), (c), (d), (f), and (g) shall survive the termination or expiration of this Agreement.

     7.2. OWNERSHIP OF OTHER PROPERTY. Except as otherwise specified herein, it is agreed that Unipath is the sole owner of any and all equipment, tools, dies, printing plates, etc. used by Unipath in connection with the manufacture and packaging of the Product in accordance with this Agreement. Unipath shall maintain the above in good working order and shall ensure that they remain free and clear of all liens and encumbrances that would impair their use under this Agreement.

     7.3. REPRODUCTION OF TRADEMARKS, ETC. In connection with Unipath's performance of this Agreement, Warner-Lambert hereby grants Unipath the right to reproduce and print on the Product Warner-Lambert trademarks, trade dress and/or trade names of such Product which Warner-Lambert may designate in writing from time to time, in accordance with trademark usage guidelines set forth in the Specifications or otherwise provided by Warner-Lambert. Samples of all such uses of such trademarks and/or trade names on the Product or Product packaging shall be submitted to Warner-Lambert for its written approval prior to production. The permission granted herein is restricted to the Product supplied under this Agreement and extends only for the Term of this Agreement.

     7.4. UNIPATH'S LIMITED RIGHTS TO USE. Nothing set forth in this Agreement shall be construed to grant to Unipath any title, right or interest in or to any trademark, trade name, copyright, patent or other proprietary technology owned by Warner-Lambert, or any of its Affiliates, or to which Warner-Lambert, or any of its Affiliates may have rights. Unipath's use of such trademarks, trade names, copyrights, patents or other proprietary technology shall be limited exclusively to its performance of this Agreement. Any other use of said trademarks, trade names, copyrights, patents or other proprietary technology shall constitute an infringement thereof and/or violation of Warner-Lambert's rights.

     7.5. WARNER-LAMBERT'S LIMITED RIGHTS TO USE. Nothing set forth in this Agreement shall be construed to grant to Warner-Lambert any title, right or interest in or to any trademark, trade name, copyright, patent or other proprietary technology owned by Unipath, or any of its Affiliates, or to which Unipath, or any of its Affiliates may have rights. Warner-Lambert's use of such trademarks, trade names, copyrights, patents or other proprietary technology shall be limited exclusively to its performance of this Agreement. Any other use of said trademarks, trade names, copyrights, patents or other proprietary technology shall constitute an infringement thereof and/or violation of Unipath's rights. Notwithstanding the foregoing, with the prior written approval of

Unipath which shall not be unreasonably withheld, Warner-Lambert shall be permitted to use Unipath's name and trademarks in connection with general advertising and promotional activities.

8. INDEMNIFICATION.

     8.1. INNOVATIONS' INDEMNIFICATION OF WARNER-LAMBERT. Except to the extent Warner - Lambert is obligated to indemnify Unipath pursuant to Section 8.2, Innovations shall indemnify, defend and hold Warner-Lambert, each Affiliate of Warner-Lambert and the officers, directors and employees thereof (each a "Warner-Lambert indemnified party") harmless from and against any and all losses, liabilities, damages (including special and/or punitive damages in the case of a claim for intellectual property infringement), claims, expenses, suits, recoveries, judgments and fines (including reasonable attorneys' fees and expenses) (collectively "Losses") that may be incurred by any Warner-Lambert indemnified party arising out of any (a) damage to property or injury or death occurring to any person arising out of possession or use by any person of the Product; (b) injury to person or property or death occurring to any Unipath employees, subcontractors, agents or any other individuals on Unipath's premises; (c) claim, action or proceeding brought by any Governmental Authority arising out of or resulting from any manufacture, packaging or supply of Product by Unipath or its Affiliates; (d) breach by Inverness or Unipath of any of their respective obligations, representations or warranties under this Agreement, including a breach which results in a Recall of Product to the extent that Unipath or its Affiliates is responsible for such Recall under Section 4.6, or
(e) any other grossly negligent act or omission on the part of Unipath or its Affiliates; (f) any claim or action alleging unfair competition or infringement of any patent, trademark, copyright or other intellectual property of any third party by the manufacture, sale or use of the Product or the Intellectual Property or; (g) violation of Environmental Laws in connection with the supply of the Product hereunder.

     8.2. WARNER-LAMBERT'S INDEMNIFICATION OF UNIPATH. Warner-Lambert shall indemnify, defend and hold Unipath, each Affiliate of Unipath and the officers, directors and employees thereof (each a "Unipath indemnified party") harmless from and against any and all Losses that may be incurred by any Unipath indemnified party arising out of any (a) damage to property or injury or death occurring to any person (i) arising out of possession, use by any person of the Product to the extent that such damage, injury or death was caused by the contamination or adulteration of the Product while in the control of Warner-Lambert or by any defective Specification furnished by Warner-Lambert;
(ii) caused by the presence of Warner-Lambert's employees or agents at the Facility; or (iii) caused by any Product claim made by Warner-Lambert other than claims that the Product functions as required by the Specifications, (b) breach by Warner-Lambert of any of its obligations, representations or warranties under this Agreement, including a breach which results in a Recall of Product,(c) any other grossly negligent act or omission on the part of Warner-Lambert, or (d) any claim or action alleging unfair competition or infringement of any patent, trademark, copyright or other intellectual property of any third party by the manufacture, sale or use of the Product based on trade dress, the ornamental product design or product literature or WL-Inventions supplied by Warner Lambert for use in or with the Product.

     8.3. ENVIRONMENTAL INDEMNITY. Innovations shall indemnify, defend and hold Warner-Lambert and each Warner-Lambert indemnified party harmless from and against any and all (a) Environmental Losses incurred by, claimed, or assessed against any of them, (b) violations of Environmental Laws, and (c) Environmental Losses arising from, based upon or caused by Inverness's or any of its Affiliates or subcontractors' breach of any environmental obligation, representation or warranty herein.

     8.4. PROCEDURES. Any Person that may be entitled to indemnification under this Agreement (an "Indemnified Party") shall give written notice to the Person obligated to indemnify it (an "Indemnifying Party") with reasonable promptness upon becoming aware of any claim or other facts upon which a claim for indemnification will be based; the notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party. The Indemnifying Party shall have the right to undertake the defense of any such claim asserted by a third party with counsel reasonably satisfactory to the Indemnified Party and the Indemnified Party shall cooperate in such defense and make available all records, materials and witnesses reasonably requested by the Indemnifying Party in connection therewith at the Indemnifying Party's expense. If the Indemnifying Party shall have assumed the defense of the claim with counsel reasonably satisfactory to the Indemnified Party, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses (other than for reasonable costs of investigation) subsequently incurred by the Indemnified Party in connection with the defense thereof. The Indemnifying Party shall not be liable for any claim settled without its consent, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall obtain the written consent of the Indemnified Party prior to ceasing to defend, settling or otherwise disposing of any claim. In no event shall Inverness institute, settle or otherwise resolve any claim or potential claim, action or proceeding relating to the Product or any trademarks or other intellectual property rights of Warner-Lambert without the prior written consent of Warner-Lambert. In no event shall Warner-Lambert settle or otherwise resolve any claim or potential claim, action or proceeding where such settlement or resolution would negatively impact the intellectual property rights of Inverness without the prior written consent of Inverness.

     8.5. SURVIVAL. The indemnification obligations set forth in this Section 8 and Section 3.4 shall survive the expiration or termination of this Agreement.

     8.6. LIMITATION OF LIABILITY. Except as otherwise provided herein, no party shall have any liability under this Section 8 or otherwise for any indirect, special, punitive or consequential losses, such as loss of profits or goodwill, which may be incurred by the other party hereto as a result of activities under this Agreement.

9.  INSURANCE.

     9.1. COVERAGE. Unipath shall acquire and maintain at its sole cost and expense (a) Statutory Worker's Compensation Insurance and Employer's Liability Insurance; (b) all risk coverage for physical loss or damage to materials and Product while at the Facility or under its control; and (c) Product Liability, Bodily Injury and Property Damage Insurance (with a Broad Form Vendor's Endorsement naming Warner-Lambert, its subsidiaries and affiliated companies and the officers, directors, employees and agents thereof, as well as its authorized distributors and customers as additional insureds) with a combined single limit of not less than ******. Unipath shall use its commercially reasonable best efforts to require its subcontractors, to the extent approved hereunder, to provide the aforementioned coverages in an amount equal to the lesser of their respective contract costs or ******.

     9.2. CERTIFICATES OF INSURANCE; MAINTENANCE OF COVERAGE. Unipath shall submit certificates of such insurance to Warner-Lambert (which shall include an agreement by the insurer not to cancel such coverage except upon thirty (30) days prior written notice to Warner-Lambert) for its approval before commencing performance of this Agreement. Unipath shall maintain such insurance coverage in effect for Warner-Lambert's benefit throughout the term of this Agreement and for a period of one (1) year from the date of the last delivery of Product to Warner-Lambert hereunder. In case of Unipath's failure to furnish such certificates of insurance or cancellation of any required insurance, Warner-Lambert shall notify Unipath of such failure and shall allow Unipath a period of thirty (30) days to furnish such certificates. If such certificates are not furnished within thirty (30) days of Unipath's receipt of such notice, Warner-Lambert may, at its option, immediately terminate this Agreement.

10. RELATIONSHIP OF THE PARTIES.

     10.1. The relationship between Warner-Lambert and Unipath is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between Warner-Lambert and Unipath. Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party. All persons employed by Unipath in connection with the packaging and supply of the Product to Warner-Lambert shall be employees or agents of Unipath and under no circumstances shall Unipath or any of its employees or agents be deemed to be employees or agents of Warner-Lambert.

11. CONFIDENTIAL INFORMATION.

     11.1. CONFIDENTIAL INFORMATION.

           (a) In performing the obligations and permitted activities under this Agreement, each party shall come in contact with certain confidential and proprietary information of the other party ("Information"). Each party agrees that it will:

               (i) use such Information obtained from the other party hereunder only in connection with the activities to be undertaken by each party as contemplated hereunder;

               (ii) restrict disclosure of such information within its own organization to those of its employees having a reasonable need to know such Information; and

               (iii) not divulge to third parties, without the prior written consent of the other party, any Information obtained from the other party hereunder.

****** REPRESENTS TEXT OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Each party will protect such Information from unauthorized use, access or disclosure with the same degree of care, but no less than a reasonable degree of care, as it uses to protect its own Information.

           (b) The foregoing confidentiality obligations shall not apply if and to the extent that:

           (i) the Information is known to the receiving party prior to obtaining the same from the disclosing party, as properly demonstrated by the receiving party's written records;

           (ii) the Information is independently developed by employees of the receiving party and/or by employees of any of its Affiliates, as properly demonstrated by the receiving party's written records; or

           (iii) the Information is obtained by the receiving party from a third party who is not obligated to keep the Information confidential.

           (c) Upon expiration or termination of this Agreement, each party shall return to the other party all Information received from the other party. The provisions of this Section 11 shall survive the termination or expiration of this Agreement and for a period of eight (8) years thereafter.

           (d) Unipath agrees not to use or refer to Warner-Lambert's name or this Agreement in any public statements, whether oral or written, including but not limited to, annual reports or shareholder reports, general advertising and promotional activities, statements to other customers or prospective customers or other communications, without Warner-Lambert's prior written consent, which consent shall not be unreasonably withheld. All requests for Warner-Lambert's consent shall be made in accordance with Section 14.1. Warner-Lambert agrees to review and respond to each request for consent within three (3) Business Days. If Warner-Lambert fails to respond within three (3) Business Days of any request pursuant to this paragraph (d), Warner-Lambert will be deemed to consent to the requested disclosure.

12. TERM; TERMINATION.

     12.1 TERM. The term of this Agreement shall commence as of the date of this Agreement and shall terminate on the sixth (6th) anniversary thereof, unless earlier terminated in accordance with Section 12.2 hereof or otherwise pursuant to the terms of this Agreement (the "TERM").

     12.2  TERMINATION.

           (a) This Agreement may be terminated at any time during the Term by written notice by one party to the other party if:

           (i) the other party shall suspend or discontinue its business operations or make any assignment for the benefit of its creditors or commence voluntary proceedings for liquidation in bankruptcy, or admit in writing its inability to pay its debts generally as they become due, or consent to the appointment of a receiver, trustee or liquidator of the other party or of all or any part of its property, or if there is an execution sale of a material portion of its assets;

           (ii) involuntary bankruptcy or reorganization proceedings are commenced against the other party or any of its properties or if a receiver or trustee is appointed for the other party or any of its properties and such proceedings are not discharged within ninety (90) days;

           (iii) the other party files or consents to the filing of a petition for reorganization or arrangement under any applicable Bankruptcy Act or Code; or

           (iv) the other party fails to comply with any material term of this Agreement or breaches any representation or warranty herein and such party fails to cure such noncompliance or breach within thirty (30) days (five (5) days in the case of a payment default) after receipt of written notice thereof.

     (b) Either party may terminate this Agreement in accordance with Section 13 by providing written notice to the other party.

     (c) Warner-Lambert may terminate this Agreement at any time during the Term by written notice to Unipath: (i) if a court (A) makes the findings necessary for a preliminary injunction against the manufacture, sale or use of the Product or (B) determines that the Product infringes the intellectual property rights of a third party; or (ii) pursuant to Section 2.10 hereof; PROVIDED THAT, Warner-Lambert may terminate this Agreement pursuant to clause (i) (B) only in the event Unipath fails to (x) at its own cost, obtain the requisite license(s) which would allow Unipath to legally manufacture, and allow Unipath and Warner-Lambert to legally sell, the Product, with no additional cost to Warner-Lambert, or (y) at its own cost, modify the Product in a manner that results in a non-infringing product acceptable to Warner-Lambert that is available to ship to Warner-Lambert for distribution within 60 days of the court's determination, with no additional cost to Warner-Lambert.

     (d) Warner-Lambert may terminate this Agreement at any time during the Term in the event of (i) the direct or indirect change in ownership or control of, or the corporate reorganization of, Innovations, Inverness or Unipath which results in a new party or group assuming control of Innovations, Inverness or Unipath or
(ii) the sale of all or substantially all of the assets of Innovations, Inverness or Unipath. For purposes of this subparagraph (d), a change in ownership or control shall be deemed to include Unipath being acquired by or becoming an Affiliate of (x) a competitor of Warner-Lambert, which competitor is a manufacturer, supplier and/or distributor of products that are competitive with the Product or (y) any of the companies listed on Schedule B hereto or any of their Affiliates. The events in clauses (i) and (ii) shall be referred to herein as a "Change of Control". Innovations, Inverness and Unipath each agree that as a condition to affecting any Change of Control, the party taking control of Innovations, Inverness or Unipath or their assets as a result of the Change of Control must agree to assume the obligations of Innovations, Inverness and Unipath under this Agreement. Warner-Lambert's termination right pursuant to this paragraph (d) may be exercised up to six (6) months following consummation of the Change of Control transaction.

     (e) This Agreement may be terminated at any time during the Term by written notice by one party to the other party if: (i) any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling enjoining or otherwise prohibiting the transactions contemplated by this Agreement or (ii) any litigation or proceeding is pending or has been threatened to be instituted by any person or Governmental Authority, which in the good faith judgment of (x) the Board of Directors of Inverness, if Inverness or Unipath is the party or parties seeking to terminate, or (y) the Consumer Healthcare Leadership Team, if Warner-Lambert is the party seeking to terminate, could in all likelihood result in an order, decree or ruling enjoining, prohibiting, seeking substantial damages in respect of or impairing the benefits of the transactions contemplated by this Agreement; provided that each of Innovations, Inverness and Unipath agree that any transaction that it enters into subsequent to the date of this Agreement that affects the events in clauses
(i) or (ii) hereof must be unwound prior to terminating this Agreement pursuant to this paragraph (e).

     (f) Termination of this Agreement shall not affect any obligation to pay money, indemnify, reimburse, maintain confidentiality or otherwise which either party hereto may have incurred during the Term hereof.

     12.3  EFFECT OF TERMINATION.

           (a) Except as otherwise set forth in this Section 12.3, Warner-Lambert shall not pay Unipath the Term Minimum upon a termination by Warner-Lambert or Unipath.

           (b) In the event of a termination by Warner-Lambert pursuant to
Section 12.2(a), (ii), the Term Minimum shall be paid to Unipath within thirty
(30) days of such termination.

           (c) In the event Unipath is acquired by another company that is not a competitor of Warner-Lambert and is not listed on Schedule B hereto, and Unipath survives as an operating entity and retains all its material assets, including access to the Intellectual Property, post-acquisition, Warner-Lambert shall pay Unipath the Term Minimum if Warner-Lambert terminates this Agreement pursuant to
Section 12.2.(d).

           (d) In the event of a termination by Unipath pursuant to Section 12.2(a), the Term Minimum shall be paid to Unipath within thirty (30) days of the effective date of such termination.

           (e) In the event of a termination by either party pursuant to Section 12.2(e), the transactions contemplated herein shall be unwound and this contract shall be null and void. Inverness may reinstitute its patent litigation against Warner-Lambert and its Affiliates; provided that Inverness agrees not to affect an injunction of the manufacture, sale or supply of any e.p.t(R) brand pregnancy test for a period not less than one hundred eighty (180) days from the date the termination pursuant to Section 12.2(e) of this Agreement is effective.

           (f) This section shall survive termination of this Agreement.

     12.4 UNUSED MATERIALS. Within ninety (90) days of the effective date of the expiration or termination of this Agreement for any reason other than Unipath's material uncured breach, Warner-Lambert shall purchase at Unipath's cost any packaging and other raw materials that

Unipath has purchased exclusively for Warner-Lambert in accordance with this Agreement for the production of the Product. Warner-Lambert shall not be obligated to purchase any quantities of materials under this Section 12.4 in excess of a one hundred twenty (120) day supply of such materials (such supply amount based upon Warner-Lambert's applicable forecast of its requirements of the foregoing). At its option Warner-Lambert may, in lieu of purchasing such materials at cost, place orders with Unipath for additional Product under the terms of this Agreement in order to extinguish existing stocks of such materials. In the event that the Agreement terminates as a result of a material uncured breach by Unipath, Warner-Lambert shall be under no obligation to purchase any unused materials from Unipath.

     12.5 RETURN OF PRODUCT AND MATERIALS SUPPLIED BY WARNER-LAMBERT. Upon the effective date of expiration or termination of this Agreement for any reason whatsoever, Unipath shall immediately deliver to Warner-Lambert or its designee all Product, Specifications, artwork, all premiums and packaging materials purchased by Warner-Lambert and all other materials, supplies or equipment provided by Warner-Lambert. Unipath shall also deliver to Warner-Lambert or its designee all Product produced hereunder, and shall invoice Warner-Lambert in accordance with the terms of Section 3.3. On termination of this Agreement as a result of a breach of this Agreement by Unipath, (i) Unipath shall be responsible for the costs of raw materials ordered by Unipath on behalf of Warner-Lambert in accordance with forecast requirements, and any Product quarantined at the time of expiration or termination of this Agreement shall be disposed of or destroyed at Unipath's expense in accordance with Warner-Lambert's commercially reasonable instructions, in addition to any other rights or remedies available to Warner-Lambert. Subsequent to the expiration or termination of this Agreement, Unipath shall continue to be responsible for rejected Product, in accordance with the terms of this Agreement.

13. FORCE MAJEURE.

     Performance under this Agreement (other than payments required to be made by either party) shall be excused to the extent prevented or delayed by fire, flood, explosion, unavoidable widespread product tampering by third parties, governmental acts or regulations, war, shortages or unavailability of materials, any act of God, or by any other similar circumstances of any character reasonably beyond the control of the party so excused. The party affected shall promptly notify in writing the non-affected party of the event of force majeure and the probable duration of the delay. Any delay caused by an event of force majeure shall toll the term of this Agreement which shall be extended by the length thereof. Notwithstanding the foregoing, in the event a force majeure prevents performance by one party for more than sixty (60) days, the other party shall have the right to terminate this Agreement.

14. MISCELLANEOUS.

     14.1 NOTICE. All notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been given or made when deposited in the mails, registered mail or certified, return receipt requested, postage prepaid, or overnight courier or by facsimile transmission, the receipt of which is confirmed by telephone, addressed to the respective party at the following address (or to such other person or address as is specified elsewhere in this Agreement for specific purposes).

           If to Warner-Lambert:

           WARNER-LAMBERT COMPANY LLC
           201 Tabor Road
           Morris Plains, New Jersey 07950
           Attention: e.p.t Brand Manager
           Telephone: 973-385-2000

           With a copy to:

           General Counsel, Consumer Healthcare
           Telephone: 973-385-2394
           Facsimile: 973-385-3927

           If to Inverness:

           INVERNESS MEDICAL SWITZERLAND GmbH.

           Bundesplatz 10
           6300 Zug
           Switzerland

           Attention: Geschaeftsfuehrer
           Telephone:    011 41 1 266 29 29
           Facsimile:    011 41 1 266 29 00

           If to Unipath:

           UNIPATH, Ltd.
           Priory Business Park
           Bedford, MK 44 3UP
           Attention:  Managing Director
           Telephone: 011 44 1234 835154
           Facsimile: 011 44 1234 835002

           If to Innovations:

           INVERNESS MEDICAL INNOVATIONS, INC.
           51 Sawyer Road, Suite 200
           Waltham, Massachusetts  02453
           Attention:    General Counsel
           Telephone:    781-647-3900
           Facsimile:    781-647-3939

     The above addresses for receipt of notice may be changed by either party by notice, given as provided herein.

     14.2 ENTIRE AGREEMENT. This Agreement and the Quality Assurance Agreement contain the entire understanding of the parties, superseding in all respects any and all prior oral or written agreements or understandings pertaining to the subject matter hereof. This Agreement can be amended, modified or supplemented only by an agreement in writing which is signed by all the parties hereto.

     14.3 INCORPORATION OF EXHIBITS. The Exhibits attached to this Agreement are incorporated herein and made a part hereof.

     14.4 SEVERABILITY. If and to the extent that any court of competent jurisdiction holds any provision or part of this Agreement to be invalid, unlawful or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

     14.5 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties.

     14.6 ASSIGNMENT. Except as provided in the following sentence, neither party shall, without the prior written consent of the other party, delegate, transfer, convey, assign or pledge any of its rights or obligations under this Agreement to any other person, firm or corporation. Subject t o the limitations below in this Section 14.6, Warner-Lambert may assign its rights under this Agreement and delegate its duties under this Agreement to an entity which acquires or purchases its entire pregnancy testing business. Unless the assignee is, at the time of such assignment, at least as creditworthy as the assignor as of the date of this Agreement, Warner-Lambert shall not be released from its obligations under this Agreement except to the extent actually performed by the assignee. Warner-Lambert may not assign its rights or delegate its duties under this Agreement to any of the entities listed in Schedule C or any of their respective Affiliates.

     14.7 WAIVER. A waiver by either party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future.

     14.8 HEADINGS. Headings in this Agreement are included for ease of reference only and have no legal effect.

     14.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     14.10 APPLICABLE LAW; FORUM. This Agreement is governed by and shall be construed in accordance with the laws of the State of New York other than those provisions governing conflicts of law. All actions and proceedings arising out of or relating to this Agreement will be heard and determined in any New York state or federal court sitting in the City of New York, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of such courts.

     14.11 CONDITIONS PRECEDENT. This Agreement is conditional upon (a) the execution by, Inverness, Unipath, Unipath Diagnostics, Inc., a Delaware Corporation with a principal place of business at 51 Sawyer Road, Suite 200, Waltham, MA 02453, Pfizer, Inc., a Delaware corporation with its principal place of business at235 East 42nd Street, New York, New York 10017 and Warner-Lambert of a settlement agreement, substantially in the form attached hereto as Exhibit D, (the "Settlement Agreement") resolving all outstanding issues and litigation relating to the alleged infringement of Inverness patents as described therein, and (b) the execution and subsequent valid entry of certain Consent Orders (as defined therein). In the event that the Settlement Agreement is not executed by all parties thereto or the Consent Orders are not filed and validly entered by the court within thirty (30) days of the date of this Agreement, then this Agreement shall be null and void and of no force and effect. Each party shall use its best efforts to complete all activities in this Section 14.11.

     14.12 FIREWALL PROVISION. Inverness shall use its best efforts to ensure that none of its employees, agents or contractors who provide sales and marketing services will have access to Information, Improvements or other commercially sensitive material or documents relating to the Product. All Information, Improvements or other commercially sensitive material or documents of Warner Lambert that Inverness comes into contact with as a result of this Agreement shall be used solely for the purposes of performing its duties and obligations under this Agreement, and shall not be used in the manufacture, supply or other distribution of any product other than the Product. Furthermore, Inverness shall use its best efforts to ensure that no competitor shall have direct or indirect access to any such Information, Improvements or other commercially sensitive material or documents.

     14.13 GOVERNMENTAL INQUIRIES. Each party will keep the other party apprised of the status of any inquiries made of such party by the United States Federal Trade Commission or any other Governmental Authority or members of their prospective staffs with respect to this Agreement or the transactions contemplated hereby or thereby. The parties hereto each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

     14.14 SURVIVAL. The provisions of Sections 3.4, 4.12, 7.1, 8, 11, 12.3,
12.4 and 12.5 shall survive termination of expiration of this Agreement.

     In Witness Whereof, the parties have caused this Agreement to be duly executed in their respective names and on their behalf, as of the date first above written.

                         WARNER-LAMBERT COMPANY LLC

                         By: /s/ Illegible
                             ----------------

                         Title: President, Pfizer Consumer Healthcare
                                -------------------------------------

                         INVERNESS MEDICAL INNOVATIONS, INC.

                         By: /s/ Paul T. Hempel
                             --------------------------------

                         Title: General Counsel and Secretary
                                -----------------------------

                         INVERNESS MEDICAL SWITZERLAND GmbH

                         By: /s/ Paul T. Hempel
                             ---------------------------------

                         Title: Geschaftsfuhrer
                                ------------------------------

                         UNIPATH, Ltd.

                         By: /s/ D Scott
                             ---------------------------------

                         Title: Chairman
                                ------------------------------

                                    EXHIBIT A

                        START UP ACTIVITIES (SECTION 2.1)

                                     ******

****** REPRESENTS TEXT OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

                                    EXHIBIT B

                                     PATENTS

                    PATENTS COVERING EPT PRODUCT MANUFACTURED

                           BY UNIPATH FOR U.S. MARKET

                                     ******

****** REPRESENTS TEXT OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

                                    EXHIBIT C

                                     PRICES

          SECTION I. PRICE OF PRODUCT PRIOR TO WARNER-LAMBERT PURCHASING ****** MILLION AGGREGATE PRODUCT UNITS FROM INVERNESS. Subject to the provisions of Sections 2.13 and 3, the purchase price for Product sold by Inverness to Warner-Lambert pursuant to this Agreement will be:

                       PRICE (U.S.$)                      TESTS PER PACKAGE
                       -------------                      -----------------
                          ******                                Single
                          ******                                Double
                          ******                                Triple

          FIRST ****** MILLION PRODUCT PURCHASES. Subject to the provisions of
Section 3, the first ****** million Product purchases, regardless of how allocated among single, doubles and triples will be:

                       PRICE (U.S.$)                      TESTS PER PACKAGE
                       -------------                      -----------------
                          ******                                Single
                          ******                                Double
                          ******                                Triple

SECTION II. PRICE OF PRODUCT AFTER WARNER-LAMBERT HAS PURCHASED AN AGGREGATE OF ****** MILLION PRODUCT UNITS FROM INVERNESS.

                       PRICE (U.S.$)                      TESTS PER PACKAGE
                       -------------                      -----------------
                          ******                                Single
                          ******                                Double
                          ******                                Triple

****** REPRESENTS TEXT OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

                                    EXHIBIT D

                                 SPECIFICATIONS

THE SPECIFICATIONS HAVE NOT BEEN FINALIZED AS OF THE DATE HEREOF, AND WILL BE FINALIZED AND AGREED BY THE PARTIES AS SOON AS REASONABLY PRACTICAL AFTER THE DATE HEREOF.

                                   SCHEDULE A

  PRODUCT AND PACKAGING OF UNIPATH OR ITS AFFILIATES REVIEWED BY WARNER-LAMBERT
                         IN CONNECTION WITH SECTION 2.12

PRODUCT  AND PACKAGING

Walgreens One Step Pregnancy Test -- Expiration Date: May 2004, Lot No. 56268

Clearblue Easy Pregnancy Test - Expiration Date: 2005-01, Lot No. EENO13/3

Accu-Clear Early Pregnancy Test - Expiration Date: October 2004, Lot No. 57542

Eckerd One Step Pregnancy Test - Expiration Date:  April 2004, Lot No. 16016A

PROPOSED PACKAGING ONLY

Eckerd One Step Pregnancy Test

Walgreens One Step Pregnancy Test

                                   SCHEDULE B

                                     ******

****** REPRESENTS TEXT OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

                                   SCHEDULE C

                                     ******

****** REPRESENTS TEXT OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION